UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                                    SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                         QUERYOBJECT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   227698 10 7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                APRIL 23, 2001
--------------------------------------------------------------------------------
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)




        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]  Rule 13d-1(b)

        [X]  Rule 13d-1(c)

        [ ]  Rule 13d-1(d)



--------
* The remainder of this cover page shall be filled out for a Reporting Person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        -------------------
CUSIP NO. 227698 10 7                13G                         Page 2 of 12
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Firebrand Financial Group, Inc.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
    NUMBER OF         5. SOLE VOTING POWER
      SHARES             205,784
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              3,843,443
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              205,784
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         3,843,443
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,049,227
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES(*)

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.5%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        HC
--------------------------------------------------------------------------------






(*) SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                    -------------------
CUSIP NO. 227698 10 7                13G                     Page 3 of 12
---------------------                                    -------------------


--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        EarlyBirdCapital.com Inc.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York
--------------------------------------------------------------------------------
    NUMBER OF         5. SOLE VOTING POWER
      SHARES             0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              3,753,703
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              0
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         3,753,703
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,753,703
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES(*)

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        17.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        HC
--------------------------------------------------------------------------------





(*) SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                    -------------------
CUSIP NO. 227698 10 7                13G                     Page 4 of 12
---------------------                                    -------------------


--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        EarlyBirdCapital, Inc.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
    NUMBER OF         5. SOLE VOTING POWER
      SHARES             0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              1,161,111
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              0
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         1,161,111
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,161,111
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES(*)

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        5.3%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        BD
--------------------------------------------------------------------------------








(*) SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                    -------------------
CUSIP NO. 227698 10 7                13G                    Page 5 of 12
---------------------                                    -------------------


--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Dalewood Associates, Inc.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York
--------------------------------------------------------------------------------
    NUMBER OF         5. SOLE VOTING POWER
      SHARES             0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              2,592,592
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              0
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         2,592,592
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,592,592
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES(*)

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        11.8%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------






(*) SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                   -------------------
CUSIP NO. 227698 10 7                13G                    Page 6 of 12
---------------------                                   -------------------


--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Dalewood Associates LP
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York
--------------------------------------------------------------------------------
    NUMBER OF         5. SOLE VOTING POWER
      SHARES             0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              1,296,296
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              0
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         1,296,296
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,296,296
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES(*)

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        5.9%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------






(*) SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                   -------------------
CUSIP NO. 227698 10 7                13G                   Page 7 of 12
---------------------                                   -------------------


--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Dalewood 2 Private Technology Limited
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Guernsey Islands
--------------------------------------------------------------------------------
    NUMBER OF         5. SOLE VOTING POWER
      SHARES             0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6. SHARED VOTING POWER
       EACH              1,296,296
    REPORTING         ----------------------------------------------------------
      PERSON          7. SOLE DISPOSITIVE POWER
       WITH              0
                      ----------------------------------------------------------
                      8. SHARED DISPOSITIVE POWER
                         1,296,296
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,296,296
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES(*)

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        5.9%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        OO
--------------------------------------------------------------------------------








(*) SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)      NAME OF ISSUER
               QueryObject Systems Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               One Expressway Plaza, Suite 208, Roslyn Heights, NY 11577

ITEM 2(a)      NAME OF PERSONS FILING:

               Firebrand Financial Group, Inc. ("FFGI")
               EarlyBirdCapital.com, Inc. ("EBC")
               EarlyBirdCapital, Inc. ("Capital")
               Dalewood Associates, Inc. ("Dalewood")
               Dalewood Associates, LP ("Dalewood LP")
               Dalewood 2 Private Technology Limited ("Dalewood 2")

               The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated May 3, 2001 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               The principal address of each Reporting Person is:
               One State Street Plaza, 24th Floor, New York, NY 10004

ITEM 2(c)      CITIZENSHIP:

               FFGI and EBC are organized under the laws of Delaware. Dalewood 2 is organized under the laws of the Guernsey Islands. The other Reporting Persons are organized under the laws of New York.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e)      CUSIP NUMBER:

               227698 10 7

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [X] Broker or dealer registered under Section 15 of the Exchange Act; EarlyBirdCapital, Inc. is a registered broker-dealer.

     (b) |_|   Bank as defined in Section 3(a)(6) of the Exchange Act

     (c) |_|   Insurance company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) |_| Investment company registered under Section 8 of the Investment Company Act;

     (e) |_|   An investment adviser in accordance with Rule 13d-1(b)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

ITEM 4        OWNERSHIP:

      (a)     Amount Beneficially Owned:

              FFGI is the majority shareholder of EBC. EBC wholly owns Dalewood and Capital. Dalewood is the general partner of Dalewood LP and the investment manager for Dalewood 2.

              FFGI directly beneficially owns 205,784 shares of the Issuer's common stock ("Common Stock"). FFGI is also deemed to beneficially own 89,740 shares of Common Stock through the holdings of its wholly owned subsidiary, GKN Securities, Inc. ("GKN"). Capital directly beneficially owns a currently exercisable option to purchase up to 1,161,111 shares of Common Stock, with an exercise price of $.485 per share. Each of Dalewood LP and Dalewood 2 directly beneficially own 1,296,296 shares of Common Stock. Therefore, each of FFGI, EBC, and Dalewood may, respectively, be deemed to beneficially own 4,049,227, 3,753,703, and 2,592,592 shares of Common
              Stock.

              Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Each Reporting Person disclaims beneficial ownership of the securities described herein for any other purpose. Each Reporting Person herein disclaims beneficial ownership of the Common Stock except to the extent of each Reporting Person's pecuniary interest therein.

       (b)    Percent of Class:

              Based upon all the securities directly and indirectly beneficially owned by FFGI, EBC, Capital, Dalewood, Dalewood LP and Dalewood 2, the maximum percent of the Common Stock that each may be deemed to beneficially own is, respectively, 17.5%, 17.0%, 5.3%, 11.8%, 5.9% and 5.9%.

       (c)    Number of Shares as to which such person has:

              (i)     sole power to vote or to direct the vote:

                      FFGI    205,784 shares of Common Stock

              (ii)    shared power to vote or direct the vote:

                                                     Shares of
                                                   Common Stock
                                                   ------------
                        FFGI                        3,843,443
                        EBC                         3,753,703
                        Capital                     1,161,111
                        Dalewood                    2,592,592
                        Dalewood LP                 1,296,296
                        Dalewood 2                  1,296,296

             (iii)    sole power to dispose or to direct the disposition of:

                      FFGI   205,784 shares of Common Stock

             (iv)     shared power to dispose or to direct the disposition of:

                                                   Shares of
                                                  Common Stock
                                                  ------------
                       FFGI                         3,843,443
                       EBC                          3,753,703
                       Capital                      1,161,111
                       Dalewood                     2,592,592
                       Dalewood LP                  1,296,296
                       Dalewood 2                   1,296,296

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6:      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             FFGI is the majority shareholder of EBC and the sole stockholder of GKN. Therefore, it may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities beneficially owned by EBC and GKN.

             Dalewood and Capital are wholly owned subsidiaries of EBC and EBC, therefore, may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities beneficially owned by Dalewood and Capital.

             Dalewood is the general partner of Dalewood LP and the investment manager for Dalewood 2 and therefore may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities owned by Dalewood LP and Dalewood 2.

             Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Each Reporting Person disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY:

             N/A

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             N/A

ITEM 10      CERTIFICATION:

             By signing below, each of the Reporting Persons certifies that to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:  May 3, 2001

                         FIREBRAND FINANCIAL GROUP, INC.

                             /s/ John P. Margaritis
                         By:_______________________________________
                            John P. Margaritis, President, Chairman,
                                        Chief Executive Officer

                         EARLYBIRDCAPITAL.COM, INC.

                           /s/ Steven Levine
                         By:_______________________________________
                            Steven Levine, Executive Vice President

                         DALEWOOD ASSOCIATES, INC.

                             /s/ Steven Levine
                         By:_______________________________________
                            Steven Levine, Senior Vice President

                         DALEWOOD ASSOCIATES LP

                         By:  DALEWOOD ASSOCIATES, INC., Manager

                             /s/ Steven Levine
                         By:_______________________________________
                            Steven Levine, Senior Vice President

                         DALEWOOD 2 PRIVATE TECHNOLOGY LIMITED


                             /s/ Peter R. Kent
                         By:______________________________________
                            Peter R. Kent, Director

                                                                       EXHIBIT I


                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of QueryObject Systems Corporation and that this Agreement be included as an Exhibit to such joint filing.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 3rd day of May, 2001.


                              FIREBRAND FINANCIAL GROUP, INC.

                                  /s/ John P. Margaritis
                              By:_______________________________________
                                 John P. Margaritis, President, Chairman,
                                             Chief Executive Officer

                              EARLYBIRDCAPITAL.COM, INC.

                                  /s/ Steven Levine
                              By:_______________________________________
                                 Steven Levine, Executive Vice President

                              DALEWOOD ASSOCIATES, INC.

                                /s/ Steven Levine
                              By:_______________________________________
                                 Steven Levine, Senior Vice President

                              DALEWOOD ASSOCIATES LP

                              By:  DALEWOOD ASSOCIATES, INC., Manager

                                /s/ Steven Levine
                              By:_______________________________________
                                 Steven Levine, Senior Vice President

                              DALEWOOD 2 PRIVATE TECHNOLOGY LIMITED


                                /s/ Peter R. Kent
                              By:______________________________________
                                 Peter R. Kent, Director